Exhibit 4.9

DESCRIPTION OF CAPITAL STOCK
Unless the context otherwise requires, references to “we,” “us,” “our” and the “Company” refer to Sonida Senior Living, Inc.
As of the date of the Annual Report on Form 10-K, of which this Exhibit 4.9 is a part, the Company’s authorized capital stock consists of 100,000,000 shares of common stock of the Company, par value $0.01 per share (“Common Stock”), and 15,000,000 shares of preferred stock of the Company, par value $0.01 per share (“Preferred Stock”, and together with Common Stock, the “Company Stock”).
Common Stock is the only class of securities of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
The following description of the Company’s capital stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by the Second Restated Certificate of Incorporation of the Company (the “Charter”) and the Second Amended and Restated Bylaws of the Company (as amended as of the date of the Annual Report on Form 10-K, of which this Exhibit 4.9 is a part, the “Bylaws”), each of which is filed with or incorporated by reference as an exhibit to the Annual Report on Form 10-K, of which this Exhibit 4.9 is a part.
We encourage you to read the Charter, the Bylaws and the applicable provisions of the Delaware General Corporation Law (the “DCGL”), as well as the Investor Rights Agreement (as defined below), for additional information.
Common Stock
Voting Rights
The holders of Common Stock are entitled to one (1) vote per share on all matters to be voted on by stockholders generally, including the election of directors. There are no cumulative voting rights, meaning that the holders of a majority of the shares voting for the election of directors can elect all of the directors standing for election.
Dividend Rights
The holders of Common Stock are entitled to receive dividends (payable in cash, stock or otherwise), subject to any rights and preferences of any outstanding shares of Preferred Stock, but only when and as declared by the Company’s board of directors (the “Board”) out of the assets legally available for dividend payments.
Liquidation Rights
In the event of any liquidation, dissolution or winding up of the Company, after there is paid to or set aside for the holders of any class of stock having preference over Common Stock the full amount to which such holders are entitled, then the holders of Common Stock, are entitled, after payment or provision for payment of all debts and liabilities of the Company, to receive the remaining assets of the Company available for distribution, ratably in proportion to the number of shares of Common Stock held by them ratably in proportion to the number of shares of Common Stock held by them.
Other Matters
Common Stock carries no preemptive or other subscription rights to purchase shares of Company Stock and is not convertible, redeemable or assessable or entitled to the benefits of any sinking fund.
Common Stock is listed on the New York Stock Exchange and trades under the ticker symbol “SNDA”. The Company’s transfer agent and registrar is Computershare Trust Company, N.A. The telephone number for Computershare Trust Company, N.A. is (866) 267-2831.

The rights, powers, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of any series of Preferred Stock.
Preferred Stock
Subject to the provisions of the Charter and limitations prescribed by applicable law or the rules of any stock exchange or automated quotation system on which the Company’s securities may be listed or traded, the Company may issue Preferred Stock in one or more series from time to time upon such terms and for such consideration as may be determined by the Board. Generally, the issuance of Preferred Stock, up to the aggregate amounts authorized by the Charter and any limitations prescribed by law or the rules of any stock exchange or automated quotation system on which the Company’s securities may be listed or traded, does not require approval of the Company’s stockholders. The Board has the authority to determine the number of shares of, and the rights, preferences and limitations of, each series of Preferred Stock, including, without limitation, the dividend rights, voting powers, preemptive rights, conversion or exchange rights, redemption rights, and liquidation preferences of any series of Preferred Stock.
Warrants
In connection with certain financing transactions completed in November 2021, the Company issued to the Initial Conversant Investors an aggregate of 1,031,250 warrants, each evidencing the right to purchase one share of Common Stock at a price per share of $40.00, subject to certain adjustments. The warrants may be exercised until 5:00 p.m. New York City time on November 3, 2027.
Investor Rights Agreement
The Company is a party to the Amended and Restated Investor Rights Agreement, dated March 10, 2026 (the “Investor Rights Agreement”), with Conversant Fund A, Conversant Dallas Parkway (B) LP, Conversant Dallas Parkway (D) LP, Conversant Dallas Parkway (F) LP, Conversant PIF Aggregator A LP, CPIF Sparti SAF, L.P. and CPIF K Co-Invest SPT A, L.P. (collectively, the “Conversant Parties”), and Silk Partners, LP (“Silk” and, together with the Conversant Parties, the “Investors”).
Board Designation and Other Governance Rights
Under the Investor Rights Agreement, Conversant Fund A has certain board designation and other governance rights, including, among other things: (a) the right to designate up to three directors for inclusion in the Company’s slate of individuals nominated for election to the Board (each, an “Investor Board Representative”) based on the proportionate beneficial ownership of the Conversant Parties, together with their affiliates (collectively, the “Conversant Entities”), of outstanding shares of Common Stock on an as-converted basis; (b) the right to designate the Board chairperson for so long as the Conversant Entities beneficially own at least 5% of the outstanding shares of Common Stock on an as-converted basis; (c) the right to designate one member of the Board’s Nominating and Corporate Governance Committee, for so long as the Conversant Entities beneficially own at least 10% of the outstanding shares of Common Stock on an as-converted basis (provided that such member will be required to be “independent” in accordance with the applicable rules and regulations of the U.S. Securities and Exchange Commission and the New York Stock Exchange); and (d) the right to consent to any increase in the size of the Board in excess of nine members prior to the Beneficial Ownership Threshold Date (as defined below).
Pursuant to the Investor Rights Agreement, the Company must obtain the prior approval (not to be unreasonably withheld, conditioned or delayed) of Conversant Fund A before taking certain specified actions, including a material change in the principal business of the Company, entry into an agreement with respect to, or consummation of, any acquisition of another business involving the payment, contribution or assignment by or to the Company of money or assets in an amount exceeding $10,000,000, issuances of equity representing 20% or more of outstanding shares of Common Stock on an as-converted basis as of November 3, 2021 (the date of the original investor rights agreement between the Company and affiliates of Conversant), changes of control, liquidation, dissolution or bankruptcy filings and certain dividends or redemptions on junior equity.

Prior to the Beneficial Ownership Threshold Date, Silk also has the right to designate one Investor Board Representative.
The “Beneficial Ownership Threshold Date” is defined as (i) on or prior to the date of the Company’s 2029 annual meeting of stockholders, the date on which the Conversant Entities or Silk, together with its affiliates (the “Silk Entities”), as applicable, beneficially own less than the lesser of (a) 4% of the outstanding shares of Common Stock on an as-converted basis or (b) the number of shares of Common Stock held by the Silk Entities on March 11, 2026 (proportionately adjusted for any subdivision or combination of Common Stock by stock split, reverse stock split, dividend, reorganization, recapitalization or otherwise) and (ii) following the date of the Company’s 2029 annual meeting of stockholders, the date on which the Conversant Entities or the Silk Entities, as applicable, beneficially own less than 5% of the outstanding shares of Common Stock on an as-converted basis.
For so long as Conversant Fund A or Silk have the right to designate an Investor Board Representative to be nominated to the Board, members of the Board other than the Investor Board Representative(s) have the exclusive right to designate persons on behalf of the Board for election at annual stockholders meetings for, or to fill vacancies in, all director positions, other than the Investor Board Representative(s).
Preemptive Rights
Each of the Conversant Parties has preemptive rights, for so long as the Conversant Entities beneficially own at least 14.9% of the outstanding shares of Common Stock on an as-converted basis, subject to certain exceptions.
Standstill; No Transfer Restrictions
For a period of 18 months following the date of the Investor Rights Agreement, the Investors are subject to standstill provisions pursuant to which, among other things and subject to certain exceptions, they are prohibited from taking any action to nominate directors, remove directors or change the composition of the Board (in each case, other than Investor Board Representatives appointed by Conversant Fund A or Silk, as applicable), engaging in any proxy solicitation with respect to Common Stock or calling a special meeting of the Company’s stockholders. Common Stock issued to the Conversant Investors and Silk pursuant to those certain Investment Agreements, dated November 4, 2025, with the Company is not subject to contractual transfer restrictions.
The foregoing description of the Investor Rights Agreement is a summary and does not purport to be complete. It is subject to and is qualified in its entirety by the Investor Rights Agreement, which is incorporated by reference as an exhibit to the Annual Report on Form 10-K, of which this Exhibit 4.9 forms a part.
Anti-Takeover Provisions of the Charter and Bylaws and Delaware General Corporation Law
The Charter, the Bylaws and the DGCL contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of the Company. These provisions, which are summarized below, are designed to, among other things, discourage coercive takeover practices and inadequate takeover bids and encourage persons seeking to acquire control of the Company to first negotiate with the Board in hopes of improving the terms of any such takeover bids.
Authorized but Unissued Capital Stock
As of the date of the Annual Report on Form 10-K, of which this Exhibit 4.9 is a part, the Company has 100,000,000 authorized shares of Common Stock and 15,000,000 authorized shares of Preferred Stock. Due to the Company’s authorized but unissued Common Stock and Preferred Stock, the Board may be able to discourage or make any attempt to obtain control of the Company more difficult.

Stockholder Action by Written Consent; Special Meeting of Stockholders
The Charter and the Bylaws provide that any action required or permitted to be taken by the Company’s stockholders must be taken at an annual or special meeting of stockholders, and may not be taken by the written consent of its stockholders, unless such consent is unanimous.
In addition, the Charter and the Bylaws provide that special meetings of stockholders may, subject to the rights of holders of any series of Preferred Stock and unless otherwise prescribed by statute, be called only by the Board, the chairperson of the Board or stockholders possessing at least 25% of the voting power of the Company’s issued and outstanding voting stock. Only business within the purposes described in the notice of special meeting delivered in connection with any such special meeting may be conducted at such special meeting.
Amendment of Charter; Bylaws
The Charter provides that, in addition to any affirmative vote required by applicable law, and subject to the rights granted to or held by any holders of any series of Preferred Stock, an amendment thereof must be approved by the affirmative vote of the holders of not less than two-thirds of the voting power of the Company’s issued and outstanding voting stock, with certain exceptions.
The Charter and the Bylaws grant the Board the power to adopt, amend and repeal the Bylaws upon the affirmative vote of at least a majority of the whole Board. The Company’s stockholders may also adopt, amend or repeal the Bylaws by the affirmative vote of the holders of at least two-thirds of the voting power of the Company’s issued and outstanding voting stock.
Classified Board; Election and Removal of Directors
The Company’s directors are divided into three (3) classes serving staggered three-year terms, with only one (1) class being elected each year by the Company’s stockholders. At each annual meeting of stockholders, directors are elected to succeed the class of directors whose terms have expired. Directors may be removed only for cause and by the affirmative vote of a majority of the Company’s shares of capital stock then entitled to vote at an election of directors.
Subject to the terms of the Investor Rights Agreement, a vacancy on the Board may be filled by the affirmative vote of a majority of the directors in office. Any director appointed to fill a vacancy serves for the remainder of the term of the class of directors in which the vacancy occurred.
The number of directors on the Board generally will be fixed exclusively by, and may be increased or decreased exclusively by, the Board, subject to the terms of the Investor Right Agreement, but in no event will be less than three (3) nor more than fifteen (15).
Advance Notice Procedures for Director Nominations and Stockholder Proposals
The Bylaws provide the manner in which stockholders may give notice of business to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the Board. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide the Company with certain information.
Delaware Anti-Takeover Law
The Company is a Delaware corporation subject to Section 203 of the DGCL, which regulates corporate acquisitions. Section 203 prevents an “interested stockholder,” which is defined generally as a person who, together with such person’s affiliates and associates, owns 15% or more of a corporation’s outstanding voting stock, from engaging in a broad range of “business combinations” with the corporation for three (3) years after becoming an interested stockholder unless:

•the board of directors of the corporation had previously approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and shares owned in employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•the business combination is approved by the board of directors of the corporation and holders of at least two-thirds of the outstanding voting stock, which is not owned by the interested stockholder.
The above description of Section 203 of the DGCL is intended as a summary only and is qualified in its entirety by reference to Section 203 of the DGCL.
Exclusive Forum
The Bylaws provide that, unless the Company consents in writing to the selection of an alternative forum, the federal district court for the District of Delaware (or, if the federal district court for the District of Delaware does not have jurisdiction, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee or agent of the Company to the Company or the Company’s stockholders, (c) any action asserting a claim against the Company or its directors, officers, employees or agents arising pursuant to any provision of the DGCL or the Charter or Bylaws or (d) any action asserting a claim against the Company or its directors, officers, employees or agents governed by the internal affairs doctrine.